Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 22 day of July by and between OMNICARE, INC., a Delaware corporation (the "Company") and Priscilla Stewart-Jones ("Executive").

WHEREAS, the Company desires to employ the Executive as Executive Vice President of Human Resources of the Company; and

WHEREAS, the Company and the Executive desire to enter into the Agreement to set forth the terms of the Executive’s employment by the Company.

THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1	EMPLOYMENT

    1.1 Commencing September 5, 2011 ("Effective Date"), the Company shall employ Executive as Executive Vice President of Human Resources, reporting directly to the Chief Executive Officer.  Executive shall be assigned such duties with regard to the business of the Company as are generally performed by an executive of the Company serving in such position, and such other duties as may from time to time be assigned to Executive by the Chief Executive Officer consistent with such position.

    1.2 Executive agrees to devote her exclusive and full professional time and attention to her duties as an employee of the Company.  In addition, Executive agrees that she shall not render to others any service of any kind for compensation or engage in any other business activity including without limitation any involvement in any business in which Executive has any administrative or operating responsibility.  Subject to Section 4 hereof, Executive shall not be precluded from devoting reasonable periods of time required to manage her personal investments and participate in professional, educational, philanthropic, or community activities; provided that such activities do not interfere with Executive’s discharge of her duties to the Company.

    1.3 Executive’s primary work location will be at the Company’s headquarters, which is currently in Covington, Kentucky (the metropolitan Cincinnati area).  Executives primary work location shall not be changed to a location outside the metropolitan Cincinnati area without Executive’s express prior consent.  However, it is expected that the Executive will be required to travel to other locations on a frequent basis in connection with her responsibilities under this Agreement.

SECTION 2	COMPENSATION, BENEFITS AND EXPENSES

    2.1 BASE SALARY.  During the Term, the Company shall pay to Executive a salary ("Base Salary") at an annual rate of $350,000, payable in accordance with the regular payroll practices of the Company but not less frequently than monthly.  Executive’s Base Salary may be reviewed annually by the Compensation and Incentive Committee of the Board (the "Compensation Committee"), and may be increased at the Compensation Committee’s discretion taking into consideration Executive’s performance, Company performance and general economic conditions.  Notwithstanding the foregoing, Executive’s Base Salary may be decreased only in accordance with a uniform reduction in base salaries applicable to all senior executives of the Company; provided that any such decrease is restored in the same manner as such decreases are restored to other senior executives of the Company.  The Base Salary as determined herein from time to time shall constitute Executive’s "Base Salary" for purposes of this Agreement.

    2.2 INCENTIVE COMPENSATION.  During the Term, Executive shall be eligible to participate in the Company’s Annual Incentive Plan for Senior Executive Officers (or successor plan; "AIP") and such other bonus and annual incentive compensation plans as may be maintained by the Company for its executives.  Executive shall have the opportunity to earn an annual target bonus of at least 55% of Executive’s Base Salary.  Executive’s annual bonus (which may be greater or, except for the 2011 fiscal year, less than the target bonus percentage established above) to the extent earned and payable, shall be paid at such time or times as is provided under and otherwise in accordance with the terms of the AIP.  For 2011, Executive shall receive a guaranteed bonus of  no less than $192,500, regardless of the achievement of any targets or other requirements of the AIP, provided Executive is still employed on December 31, 2011 (subject to Sections 3.4 and 3.5 hereof)..

    2.3 LONG TERM INCENTIVE COMPENSATION.  Starting in 2013, Executive shall be eligible for annual long term incentive awards under the Company’s 2004 Stock and Incentive Plan or successor plans ("2004 Plan") as determined by the Compensation, Nominating & Governance Committee consistent with its regular process in existence from time to time for determining awards for similarly-situated employees of the Company, which process may include, but is not limited to, varying awards based on individual performance.

    2.4 SIGN-ON BONUS.  To partially compensate Executive for forfeitures she will incur upon termination of her current employment, and to offset additional expenses related to relocation, the Company will pay a one-time cash bonus of $150,000 to the Executive.  This bonus will be paid within the first month of employment.  In the event the Executive’s employment with the Company terminates as a result of a termination by the Company for Cause (as defined in Section 3.2) or by the Executive (other than a resignation for Constructive Termination, as defined in Section 3.4) at any time prior to the 6-month anniversary of the Effective Date, the Executive shall be required to return a portion of the Sign-On Bonus equal to the Sign-On Bonus multiplied by the difference of one minus a fraction, the numerator of which is the number of completed months since the Effective Date and the denominator of which is 6.  Such amount shall be returned to the Company no later than 30 days following such termination date.

    2.5 SIGN-ON STOCK AWARD.  The Company shall grant to Executive, pursuant to the 2004 Plan, an award of 20,000 shares of restricted stock on or around September 1, 2011 and an award of 20,000 shares of restricted stock on or around September 1, 2012 (together, the “Sign-On Stock Awards”).  The Sign-On Stock Awards will vest in four equal installments on the first four anniversaries of their respective date of grants, provided that Executive is employed on each anniversary for such installment to so vest.  Notwithstanding anything to the contrary in the awards, if Executive is terminated by the Company other than a Termination for Cause , if Executive resigns for Constructive Termination, if there is a Termination for Disability of in the event of Executive’s death (in each case, notwithstanding the earlier expiration of the Term under Section 3.1 below) the Sign-On Stock Awards shall become vested and unrestricted in full, and otherwise will have the same terms and conditions as apply to annual restricted stock awards most recently granted to employees.  The Sign-On Stock Award granted on or around September 1, 2012 shall be substantially in the same form as the award granted in 2011.  If, before Executive is awarded the second installment of the Sign-On Stock Award, Executive is terminated by the Company other than a Termination for Cause, Executive resigns in a Constructive Termination, Executive dies or there is a Termination for Disability, the Company shall grant Executive (or her estate) the second installment of Sign-On Stock Award and such Sign-On Stock Award shall immediately become fully vested.  At the time any portion of a Sign-On Stock Award becomes vested, it will be freely transferable (subject to any restrictions under applicable securities law or the Company’s insider trading policy for senior executives).

    2.6 REIMBURSEMENT OF BUSINESS EXPENSES.  During the Term, the, Company shall reimburse Executive for all authorized, ordinary and necessary business expenses incurred and substantiated by her in accordance with applicable Company policy.  In all events, any reimbursement made to Executive pursuant to this Section 2.6 shall be made not later than the end of the calendar year following the calendar year in which the related expense was incurred.

    2.7 EXECUTIVE BENEFITS.  During the Term, in addition to the compensation and benefits provided in this Agreement, Executive shall be entitled to participate in all employee benefit plans of the Company including thrift, profit sharing, executive severance, change in control, medical coverage, education, or other welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees in accordance with the terms of such plans and programs; provided that no such benefits shall duplicate any benefits provided directly under this Agreement, and nothing herein shall preclude the Company’s authority to amend or terminate any such plans at any time and from time to time.  Executive shall be entitled to twenty-six (26) days of paid time off each calendar year, pro rated for 2011.  In addition, Executive shall be entitled to participate in the Company's financial counseling program for executives offered through The Ayco Company.

    2.8 RELOCATION EXPENSES.

(a) Executive shall be entitled to reasonable temporary living expenses and all travel expenses incurred during transition for up to 6 months following the Effective Date (which may be extended at the sole discretion of the Company), and, without limiting the foregoing, in accordance with the Company’s policies and procedures governing relocation of executives.  Executive shall be entitled to reimbursement of all reasonable and customary out-of-pocket expenses associated with relocating Executive’s family from Dublin, California to the Cincinnati, Ohio area, including all closing costs associated with the sale of the residence in Arizona (including, but not limited to, real estate commission, survey, title insurance, attorney’s fees); all closing costs associated with the purchase of a residence in the Cincinnati area (including, but not limited to, inspections, attorney’s fees, survey, title insurance, and mortgage-related fees and expenses (including up to 1 point), processing fees, underwriting fees, application and appraisal fees); the packing and movement of household goods and vehicles; transportation and hotel and food expenses for Executive and her spouse associated with house-hunting trips to Cincinnati.  To the extent that any reimbursements under Section 2.8(a) result in taxable income to Executive, then Executive shall be fully grossed-up for applicable federal, state and local taxes upon such reimbursements; provided, however, that the tax gross-up for travel expenses shall be limited to 12 round trips between San Francisco and Cincinnati.

SECTION 3	TERM; TERMINATION OF EMPLOYMENT

    3.1 TERM.  The term of employment of Executive pursuant to this Agreement shall commence on the Effective Date and shall end on the earlier of the third anniversary of the Effective Date or the date the Agreement is terminated by either the Company or the Executive as set forth pursuant to Sections 3.2 through 3.6 hereof; provided, however, that if a Change in Control (as defined in Section 3.5 below) occurs prior to the third anniversary of the Effective Date, the Term will not end until the earlier of the third anniversary of such Change in Control or the date the Agreement is terminated pursuant to Sections 3.2 through 3.6 hereof.  Effective beginning with the third anniversary of the Effective Date (provided the Term has not been extended as described in the preceding sentence), Executive will be covered under any executive severance plan and/or executive change in control plan that applies generally to executive officers of the Company.  To the extent one or both plans are not effective as of the third anniversary of the Effective Date, the applicable provisions of Sections 3.2 through 3.6 shall continue to apply until the applicable executive severance and/or change in control plan has become effective. Except as provided above, if Executive remains employed with the Company following the end of the Term, such employment shall continue on an "at will" basis.

    3.2 TERMINATION FOR CAUSE.  The Company shall have the right to terminate this Agreement and Executive’s employment, by written notice to Executive, for any of the following causes (a "Termination for Cause"):

       (a) fraud or willful or intentional misrepresentation in connection with the Executive’s performance of her duties hereunder;

       (b) the willful failure by the Executive to substantially perform her duties hereunder;

       (c) the failure by the Executive to follow the lawful directives of the Chief Executive Officer and the Board;

       (d) willful or intentional conduct by the Executive that is detrimental to the Company’s reputation, goodwill or business operations in any material respect;

       (e) breach or threatened breach by the Executive of the restrictive covenants incorporated in Section 4 hereof,

       (f) the Executive’s conviction for, or plea of nolo contendere to a felony or a violation of federal or state securities laws; or

       (g) a material breach of the representations in Section 6.2 hereof.

In no event shall the Executive be considered to have been terminated for "Cause" unless the Company delivers a written notice of termination to the Executive identifying in reasonable detail the acts or omissions constituting "Cause" and the provision of this Agreement relied upon. In the case where such acts or omissions are not capable of cure, the Executive’s termination will take effect upon her receipt of such notice. In the case where such acts or omissions are capable of cure, the notice shall state the corrective action that the Executive must take to cure. Executive’s termination will take effect 15 days following her receipt of such notice if such acts or omissions are not cured by Executive by such date, provided that if said cure reasonably requires more than fifteen (15) days to cure, Executive shall be granted a reasonable extension to effectuate said cure.  The Company may suspend the Executive’s employment or place her on leave of absence pending such cure, provided, however, such action shall not disempower Executive from taking the steps necessary to effectuate said cure.  For the avoidance of doubt, mere failure of the Company to achieve earnings goals shall not constitute "Cause."  For purposes of this agreement, no act or failure to act by Executive will be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interest of the Company.

Upon any Termination for Cause, all payments, contributions and other benefits to Executive under Section 2 of this Agreement shall cease immediately, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation and benefits already earned or vested as of that date.

    3.3 DISABILITY, ILLNESS OR DEATH.  If Executive is unable to perform her duties under this Agreement (without reasonable accommodation as required by applicable law) by reason of illness or other physical or mental disability, and such physical or mental disability has continued for 90 days or would be reasonably expected to continue for at least 90 days, then this Agreement and Executive’s employment shall be deemed terminated ("Termination for Disability").  Upon Termination for Disability, Executive shall continue to receive the compensation described in Section 3 hereof for a period of three (3) months after the date of termination reduced by any disability payment to which Executive may be entitled in lieu of such compensation but not by any disability payment for which Executive has privately contracted and paid the premiums.  If Executive should die before the termination of this Agreement, all payments, contributions and benefits to Executive under Section 2 of this Agreement shall terminate upon the date of her death, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation and benefits already earned or vested as of that date.  The benefits provided in this Section 3.3 pursuant to a Termination for Disability shall constitute "disability pay" within the meaning of Treasury Regulation Section 31.3121(v)(2) -1(b)(4)(iv)(C).

    3.4 TERMINATION FOR REASONS OTHER THAN WITH CAUSE.  The Company shall have the right to terminate this Agreement and Executive’s employment, other than a Termination for Cause, upon ten (10) days’ written notice to Executive.  If (i) the Company terminates this Agreement and Executive’s employment other than a Termination for Cause (and other than a Termination for Disability) or (ii) the Executive terminates this Agreement and her employment hereunder in a Constructive Termination (as defined below), subject to Section 3.8 in addition to any Base Salary that has accrued but not been paid (including accrued and unpaid vacation time) and any reimbursement of any expenses incurred prior to termination:

       (a) Executive shall receive as severance pay continued payment of her Base Salary for twelve (12) months, such payment to be made in accordance with the Company’s standard payroll practices (but no less frequently that monthly);

       (b) Executive shall receive a pro rata portion of the Executive’s annual AIP bonus under Secion 2.2 for the fiscal year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives, determined by multiplying (i) the amount ?Executive would have received based upon actual performance of the Company had employment continued through the end of the fiscal year by (ii) the fraction, the numerator of which is the number of days that Executive was employed by the Company during the fiscal year in which Executive’s termination occurred and the denominator of which is 365 (“Pro Rata Bonus”)

       (c) Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year ending on or preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;

       (d) To the extent not fully vested  or granted as set forth in section 2.5, on the date of termination, the remaining installment(s) of the Sign-On Stock Award shall become vested and unrestricted in full;

       (e) To the extent not issued or paid, the guaranteed 2011 bonus shall be paid when 2011 bonuses are paid to senior executives of the Company.

       (f) To the extent not paid, the Sign-On Bonus under Section 2.4; and

       (g) Executive shall be entitled to continued participation for twelve (12) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and her eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provide, in the event Executive obtains other employment that offers similar or generally comparable benefits, such continuation of benefits by the Company shall immediately cease.  The continuation of medical, dental and vision benefits under Section 3.4 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

In the event of a termination of Executive by the Company other than a Termination for Cause under this Section 3.4, Executive acknowledges that the Company shall have no obligations or liability to her whatsoever other than the obligations set forth in this Section 3.4, or a resignation by Executive for Constructive Termination, Executive acknowledges that the Company shall have no obligations or liability to her whatsoever other than the obligations set forth in this Section 3.4.  Subject to Section 3.8 and Section 6.14, the first such severance payment under Section 3.4(a) shall be made not later than thirty (30) days after Executive’s Separation from Service occurs.  Executive’s right to receive such severance payments under this Section 3.4, as may apply, shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).  As used under this Agreement, a "Separation from Service" occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

A “Constructive Termination” will occur in the event of a resignation by Executive after the Company commits a material breach of this Agreement; provided Executive shall first provide the Company with written notice within sixty (60) days of said breach identifying the circumstances of the breach and which the Company fails to cure within thirty (30) after the notice was delivered.  Executive must terminate her employment within (30) days after the end of the cure period described above in order for such termination to be a Constructive Termination.

Except as provided in Section 3.5 below, this Section 3.4 shall govern the payment of severance for any termination by the Company other than for Cause (and other than a Termination for Disability) that occurs prior to a Change in Control or after the twenty-four (24) month period following the occurrence of a Change in Control.

    3.5 TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

       (a) The Company shall have the right to terminate this Agreement and Executive’s employment in the event of or following a Change in Control (as defined in the 2004 Plan as in effect on the date such Change in Control event occurs) of the Company.  If the Company terminates this Agreement and Executive’s employment other than a Termination for Cause (and other than a Termination for Disability) at any time upon or during the twenty-four (24) month period following the occurrence of a Change in Control, subject to Section 3.8:

             (i) Executive shall receive as severance pay a cash lump equal to two (2) times the Executive’s Base Salary.  Anything in the foregoing to the contrary notwithstanding, if the Change in Control is not also a :change in control event” (as defined in Treasury Regulation 1.409A-3(i)(5)), the severance pay described in this subsection (i) will be paid in accordance with the Company’s standard payroll practices in the same manner as under Section 3.4(a) (but no less frequently that monthly);

             (ii) Executive shall receive a Pro Rata Bonus;

             (iii) Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year ending on or preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;

             (iv) To the extent not fully vested or granted as set forth in section 2.5, on the date of termination, the remaining installment(s) of the Sign-On Stock Award (or an economically equivalent award) shall, as applicable, be granted and become vested and unrestricted in full;

             (v) To the extent not issued or paid, the guaranteed 2011 bonus under Section 2.2 shall be paid when 2011 bonuses are paid to senior executives of the Company.

             (vi) To the extent not paid, the Sign-On Bonus under Section 2.4; and

             (vii) Executive shall be entitled to continued participation for eighteen (18) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and her eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provide, in the event Executive obtains other employment that offers similar or generally comparable benefits, such continuation of benefits by the Company shall immediately cease.  The continuation of medical, dental and vision benefits under Section 3.4 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under COBRA.  If the Company cannot provide such coverage to Executive, it shall pay her the applicable COBRA premium each month (without any tax gross-up) as if coverage were being provided for such period of time when the coverage cannot be so provided.

This Section 3.5 shall also apply to a termination by the Company other than for Cause within three (3) months before the occurrence of a Change in Control at the request of a third party (directly or indirectly) that consummates such Change in Control.

In the event of a termination of Executive by the Company other than a Termination for Cause upon or during the twenty-four (24) month period following the occurrence of a Change in Control, Executive acknowledges that the Company shall have no obligations or liability to her whatsoever other than the obligations set forth in this Section 3.5 or in Section 3.7.  Subject to Section 3.8 and Section 6.14, the first such severance payment under Section 3.5(a)(i) shall be made not later than thirty (30) days after Executive’s Separation from Service occurs.

(b) In the event that the Company, upon or during the twenty-four (24) month period following a Change in Control, shall commit a material breach of its obligations under this Agreement, Executive gives notice to the Company from Executive specifying the nature of such breach within thirty (30) days after the occurrence of such material breach, and the Company shall not have remedied such breach within thirty (30) days after receipt of such notice, Executive shall have the right and option to terminate this Agreement and her employment within ninety (90) days thereafter, which termination shall be treated as a termination other than a Termination for Cause (and other than a Termination for Disability) under Section 3.5(a). For purposes of this Section 3.5(b), a "material breach of its obligations" by the Company shall mean: (i) the assignment to Executive of any duties inconsistent with her position, authority or responsibilities as contemplated by Section 1.1 hereof, or any action by the Company that results in a diminution in such position, authority or responsibilities (excluding for these purposes an isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive); (ii) any failure by the Company to comply with the compensation and benefits provisions of Section 2 hereof; and (iii) the relocation of the Company’s principal executive offices to a location more than 30 miles from its current location in Covington, Kentucky.

    3.6 VOLUNTARY TERMINATION.  Executive may voluntarily terminate the Term and Executive’s employment hereunder (other than as provided under Section 3.5(b)) by giving the Company 60 days advance written notice of such termination.  In the event Executive voluntarily terminates her employment for any reason during the Term (other than as provided under Section 3.5(b)), all payments to Executive under Section 2 shall cease, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation and benefits already earned or vested as of that date.

3.7 CHANGE IN CONTROL ADJUSTMENTS.  The Executive will not be entitled to any payment (including no tax gross-up) in respect of any taxes she may owe pursuant to Section 4999 of the Internal Revenue Code.  In the event that any Change in Control benefits or other benefits otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this Section 3.7, would be subject to the excise tax imposed by Section 4999 of the Code, then any Change in Control benefits and other benefits hereunder shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 3.7 will be made in writing by independent public accountants as the Company and the Executive agree (the "Accountants"), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 3,7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision.  The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision.  Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to the Executive.  In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s equity awards.  If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

    3.8 RELEASE; COMPLIANCE WITH COVENANTS; RESIGNATIONS.  Any payments or benefits made or provided pursuant to Section 3.4 or Section 3.5 hereof are subject to Executive’s:

(a) Compliance with the provisions of Section 4 hereof, other than inadvertent, immaterial violations of such provisions that are cured promptly upon written notice of such violation delivered to Executive by the Company;

(b) Delivery to the Company of an executed general release of all claims against the Company (other than claims for indemnification, to enforce the provisions of Section 3.4, Section 3.5 or Section 6, and claims for earned vested amounts under any employee benefit plan and other claims that cannot by law be waived) within 30 days after Executive’s termination date in accordance with the Company’s standard form of release of claims then in use for executive separations; and

(c) Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement shall not be due until after the expiration of any revocation period applicable to the general release, that Executive has not revoked, and any such amounts then due shall be paid (or commence being paid) to Executive within forty-five (45) days after the date of termination or such later date as may be required under Section 409A.  In the event that the Executive dies before all payments pursuant to Section 3.4 or Section 3.5 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to her death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the personal representative of her estate.

SECTION 4	RESTRICTIVE COVENANTS

    4.1 NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

(a) Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had or will have access to, and knowledge of, certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Executive hereby agrees and acknowledges that the Executive owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Executive’s employment with the Company, the Executive will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Executive’s duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required bylaw or judicial process.  The Executive will use reasonable best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person.  The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any reason and will not retain any copies thereof except that Executive may retain copies of her own employment information relating to the terms, conditions, benefits and performance of her employment pursuant to this Agreement.  For purposes hereof, the term "Confidential Information" shall mean any information used by or belonging or relating to any member of the Company that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company’s businesses and services, Executive information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that any member of the Company advises the Executive should be treated as confidential information.  Further, Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company or which is or becomes publicly available through no fault of Executive.

(b) The Executive acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the "Company’s Intellectual Property") are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Executive have any ownership interest therein.  In that connection, the Executive hereby irrevocably assigns, transfers and conveys to the Company all of her right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights the Executive may have to patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property.  The Executive agrees to assist the Company in every proper way (at the Company’s sole expense) to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end the Executive will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it.  The Executive agrees that the Company is appointed as her attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.

    4.2 NONINTERFERENCE WITH CLIENTS OR EXECUTIVES.  The Executive agrees that, during the period of Executive’s employment with the Company and for a period of twelve (12) months from the date of termination of employment for any reason, whether voluntary or involuntary (the "Restricted Period"), the Executive shall not, on the Executive’s own behalf or on behalf of any other person or entity, (a) solicit or in any manner influence or encourage any current or prospective client, customer, executive or other person or entity that has a business relationship with the Company, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship, and/or (b) solicit or in any manner influence or discourage any prospective client or customer that was contacted by the Company within the twelve-month period preceding Executive’s date of termination from entering into a business relationship with the Company.

    4.3 NONCOMPETITION.  The Executive agrees that, during the Restricted Period, the Executive shall neither directly nor indirectly, engage or hold an interest in any business engaged in the Business in those geographic areas in which the Company conducts the Business, nor directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business in those geographic areas in which the Company or its subsidiaries engage in the Business.  For purposes of this Agreement, "Business" shall mean (i) the distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to nursing homes and long-term care facilities, (ii) provision of comprehensive product development and research services to companies in the pharmaceutical, biotechnology, medical device and diagnostics industries and (iii) any other business in which the Company or its subsidiaries are engaged in during the Restricted Period.

    4.4 ENFORCEMENT.  The Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Company.  The Executive further acknowledges that if she breaches any provision of this Section 4, the Company will suffer irreparable injury.  It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, if ordered by a court of competent jurisdiction.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages.  In addition, the Executive further acknowledges that if she breaches any provision of this Section 4 following her termination of employment with the Company, the Executive will forfeit the right to any unpaid severance or other payments due under this Agreement, but Executive shall not forfeit payment of earned wages as defined by applicable law.  If any provision of this Section 4 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Section 4 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 4 (or any portion thereof).  For purposes of the restrictions of this Section 4, references to the "Company" include reference to its subsidiaries.

SECTION 5	INDEMNIFICATION

The Company shall indemnify Executive to the fullest extent permitted by the Company’s charter, by-laws and applicable law.  The Company shall cover Executive under any contract of directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement and Executive’s employment to the same extent as the Company covers its other executive officers and directors.

SECTION 6	MISCELLANEOUS PROVISIONS

6.1 ASSIGNMENT AND SUCCESSORS.  The rights and obligations of the Company under this Agreement may be freely assigned (including, but not limited to assignment to an affiliate of the Company for purposes of payroll) and shall inure to the benefit of and be binding upon the successors and assigns of the Company.  Executive’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

6.2 REPRESENTATIONS OF EXECUTIVE.  Except as disclosed by Executive in writing to the Company, Executive represents and warrants that her entering into this Agreement and her employment with the Company will not be in breach of any agreement with any current or former employer and that she is not subject to any other restrictions on solicitation of clients or customers or competing against another entity.  The Executive understands that the Company has relied on this representation in entering into this Agreement.

6.3 NOTICES.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:
Omnicare, Inc.
100 East RiverCenter Boulevard
Covington, Kentucky 41011
ATT: General Counsel
If to Executive, to her last known address shown on the payroll records of the Company

6.4 SEVERABILITY.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable,

6.5 COMPLETE AGREEMENT.  This Agreement contains the entire agreement between the parties and supersedes previous verbal and written discussions, negotiations, agreements or understandings between the parties.

6.6 AMENDMENT AND WAIVER.  This Agreement may be modified, amended or waived only by a written instrument signed by all the parties hereto.  No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.

6.7 APPLICABLE LAW.  This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Kentucky.

6.8 CLAWBACK.  In addition to any compensation recovery (clawback) which may be required by law and regulation, Executive acknowledges and agrees that any compensation paid or awarded to Executive in connection with her employment with the Company (other than the guaranteed bonus under Section 2.2, the Sign-On Bonus under Section 2.4 and the Sign-On Stock Award under Section 2.5) shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar or successor provisions as may be in effect from time to time.

6.9 CONSENT TO JURISDICTION.  The parties hereby (a) agree that any suit, proceeding or action at law or in equity (hereinafter referred to as an "Action") arising out of or relating to this Agreement must be instituted in state or federal court located within Kenton County, Kentucky, (b) waive any objection which she or it may have now or hereafter to the laying of the venue of any such Action, (c) irrevocably submit to the jurisdiction of any such court in any such Action, and (d) hereby waive any claim or defense of inconvenient forum.  The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon her or it by registered mail to the address referred to in Section 6.2 hereof or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 6.2 hereof and that such service shall be deemed effective service of process upon the parties in any such Action.  The parties irrevocably agree that any such service of process shall have the same force and validity as if service were made upon hiring or it according to the law governing such service in the State of Kentucky, and waives all claims of error by reason of any such service.

6.10 COUNTERPARTS.  This Agreement maybe executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.11 INTERPRETATION.  The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement.  The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto.  In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

6.12 NON-WAIVER OF RIGHTS AND BREACHES.  No failure or delay of any party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.  The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

6.13 NO MITIGATION OR OFFSET.  Except as provided in Sections 3.4(h) and 3.5(a)(vii) relating to future benefit eligibility, Executive shall not be required to seek other employment or to reduce any severance benefit payable to her under Section 3 hereof, and no such severance benefit shall be reduced on account of any compensation received by Executive from the Company or any other employment.  The Company’s obligations to Executive hereunder, including, without limitation, any obligation to provide severance benefits, shall not be subject to set-off or counterclaim in respect of any debts or liabilities of Executive to the Company.

6.14 SURVIVAL.  The provisions of Section 4, 5 and 6  shall survive the termination the Agreement (and any concurrent or subsequent termination of Executive’s employment).  The provisions of Section 3 shall survive any termination of the Executive’s employment during the Term of the Agreement.

6.15 SUPERSEDING AGREEMENT.  In the event of any conflict between the terms of this Agreement and the terms of any Company plan, program or policy, the terms of this Agreement shall control to the extent such terms are more favorable to the Executive; provided that the Company shall have an appropriate opportunity to conform the terms of any such conflicting plan, program or policy to the terms of this Agreement.

6.16 SECTION 409A.

Anything in this Agreement to the contrary notwithstanding:

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder ("Code Section 409A") so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A.  The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409-1(i) as of the date of Executive’s Separation from Service, then any payment or benefit pursuant to Sections 3.4(a) or 3.5(a)(i) or pursuant to any other provision of this Agreement on account of Executive’s Separation from Service, to the extent such payment (after taking into account all exclusions applicable to such payment under Code Section 409A) is properly treated as deferred compensation subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s Separation from Service, or (ii) if earlier, the date of Executive’s death (the "Delayed Payment Date").  On (or within five business days after) the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to the representative of Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon, compounded monthly, at an annual rate equal to the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date.  For purposes of the foregoing, the "Delayed Payment Interest Rate" shall mean the highest interest rate, as of the first day of the month in which the Separation from Service occurs, payable by the Company on its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points.

6.17 DRUG SCREEN, BACKGROUND CHECKS.  This Agreement is contingent upon the Executive’s successful completion of a pre-employment drug screen and a background check.  In the event that, for any reason, such drug screen and/or background check shall not be successfully completed, this Agreement shall be null and void and the Company and the Executive shall have no obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

By:	/s/ John G. Figueroa
John G. Figueroa
Chief Executive Officer

/s/ Priscilla Stewart-Jones
Priscilla Stewart-Jones